Exhibit 99.1

BIO-TECHNE RELEASES SECOND QUARTER FISCAL 2015 RESULTS

Minneapolis/February 3, 2015/ Bio-Techne Corporation (NASDAQ:TECH) today reported its financial results for second quarter ended December 31, 2014.

Second Quarter Highlights

●	Increased second quarter revenue by 33% to $111.9 million.

●	Grew second quarter adjusted earnings by 10% to $30.3 million.

●	Generated operating cash flow of $35.7 million in the second quarter, a 14% increase from the prior year.

●	Grew organic revenue in the China region by 27% in the second quarter.

●	Protein Platforms segment grew revenues by 33% in the second quarter on a pro-forma basis while qualifying over 500 Bio-Techne antibodies for use on the Simple Western platform.

●

Completed the acquisition of CyVek, Inc., which has developed a transformative immunoassay technology that integrates an innovatively designed microfluidic cartridge with a state-of-the-art analyzer to deliver the most advanced and efficient bench top immunoassay system. Rebranded and recently launched as “Ella,” the system provides “sample to answer” test results precisely and quickly in a sealed disposable device, making it a very attractive platform for both research and clinical applications.

Adjusted EPS, adjusted earnings, adjusted gross margin, adjusted operating income, and adjusted operating margin are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of Adjusted Financial Measures.”

“We continue to develop and implement our plan of moving our core organic growth into the mid-single digit range, attaining four percent in the second quarter,” said Chuck Kummeth, President and Chief Executive Officer of Bio-Techne. “This solid result is despite the headwinds we face overseas with the rapid strengthening of the US dollar. However, China was an exceptional standout for us this quarter with 27% growth. I am particularly proud of our team’s continued execution on integration. The teams from our latest acquisitions at Novus Biologicals, ProteinSimple, and CyVek, along with our legacy R&D Systems team here in Minneapolis, are all working together to develop unique and more complete solutions for our customers using the Protein Platform instruments, while preparing for a full-scale commercial launch of ‘Ella’ in Q3, the rebranded platform that was developed by CyVek.”

Financial Results

Net sales as reported for the second quarter increased 33% to $111.9 million. Organic growth was 4% in the quarter, with currency translation having a negative impact of 2% and acquisitions contributing 31% to the revenue growth. Adjusted earnings for the second quarter were $30.3 million (an increase of 10% from the prior fiscal year period) or $0.82 per diluted share.

GAAP earnings for the quarter were $33.2 million or $0.89 per diluted share. This compares to $25.1 million or $0.68 per diluted share as reported in the second quarter of fiscal year 2014. GAAP results in the current quarter reflect an $8.3 million pre-tax gain on the minority investment the Company made in CyVek during fiscal year 2014. In a business combination achieved in stages, the acquirer is required to re-measure its previously held equity interest in the acquiree at its acquisition-date fair value and recognize the resulting gain or loss, if any, in earnings. Consequently, the gain was triggered in the second quarter of fiscal 2015 as a result of the Company’s purchase of the remaining 80% interest in CyVek for $60 million plus a potential earn-out payment of up to $35 million based on CyVek revenue over the 30-month period following the acquisition’s closing.

Adjusted gross margins were 71.0% for the second quarter of fiscal 2015 compared to 72.7% for the same quarter in fiscal 2014. The decrease in adjusted gross margins for the quarter compared to last year was caused by a change in product mix from lower margin acquisitions. GAAP gross margin was 67.7% and 69.7% for the quarters ended December 31, 2014 and 2013 respectively.

Selling, general and administrative expenses for the quarter ended December 31, 2014 increased $16.2 million from the same prior-year quarter. This increase in expenses included the acquired run-rate expenses from recent acquisitions, intangible asset amortization from recent acquisitions, and other costs associated with on-going acquisitions as illustrated in the accompanying table. The remaining increase includes investments made in commercial resources and administrative infrastructure.

Cash generated from operations for the second quarter of fiscal 2015 was $35.7 million. Capital expenditures for the second quarter of fiscal 2015 were $3.1 million.

Segment Results

Management uses adjusted operating results to monitor and evaluate performance of the Company’s three business segments, as highlighted below.

Biotechnology Segment

The Company’s Biotechnology segment includes proteins, antibodies, immunoassays, flow cytometry products, intracellular signaling products, and biologically active chemical compounds used in biological research. Biotechnology segment’s second quarter 2015 net sales were $78.0 million, an increase of 10% from $70.6 million for the second quarter ended December 31, 2013. Organic growth for the segment was 5% in the quarter, with currency translation having a negative impact of 2% and acquisitions contributing 7% to the revenue growth. Biotechnology segment adjusted operating margin was 50.3% in the second quarter of fiscal 2015 compared to 54.0% in the second quarter of fiscal 2014. The lower margin is driven by a product mix shift as a result of the acquisition of Novus in fiscal year 2015.

Clinical Controls Segment

The Company’s Clinical Controls segment provides a range of hematology controls, calibrators, and products used as proficiency testing tools by clinical laboratories and proficiency certifying agencies. Clinical Controls segment’s second quarter fiscal 2015 net sales were $13.7 million, an increase of 2% from $13.5 million from the quarter ended December 31, 2013. Organic sales growth for the Clinical Controls segment was also 2% for the quarter. The Clinical Controls segment adjusted operating margin was 27.9% in the second quarter of fiscal 2015 compared to 27.4% in the second quarter of fiscal 2014.

Protein Platforms Segment

The Company’s Protein Platforms segment now includes the ProteinSimple product lines along with the November acquisition of CyVek, further expanding the Company’s solutions that it can offer its customers by developing and commercializing proprietary systems and consumables for protein analysis. In the second quarter of fiscal 2015, segment revenue was $20.3 million and operating margin was 17.6%.

Forward Looking Statements:

Our press releases may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements involve risks and uncertainties that may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company's actual results: the effect of new branding and marketing initiatives, the integration of new leadership, the introduction and acceptance of new products, the funding and focus of the types of research by the Company's customers, the impact of the growing number of producers of biotechnology research products and related price competition, general economic conditions, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.

For additional information concerning such factors, see the section titled "Risk Factors" in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in our press releases due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

Use of Adjusted Financial Measures:

The adjusted financial measures used in this press release quantify the impact the following events had on reported net sales, gross margin percentages, selling, general and administrative expenses, net earnings and earnings per share for the quarter ended December 31, 2014 as compared to the same prior-year period:

- fluctuations in exchange rates used to convert transactions in foreign currencies (primarily the Euro, British pound sterling and Chinese yuan) to U.S. dollars when referencing organic revenue growth;

- the acquisitions in fiscal 2015 of CyVek on November 4, 2014, ProteinSimple on July 31, 2014, and Novus on July 1, 2014 and acquisitions in prior years, including the impact of amortizing intangible assets and the recognition of costs upon the sale of inventory written up to fair value;

- expenses related to the acquisitions noted above and other on-going acquisition activity.

These adjusted financial measures are not prepared in accordance with generally accepted accounting principles (GAAP) and may be different from adjusted financial measures used by other companies. Adjusted financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. We view these adjusted financial measures to be helpful in assessing the Company's ongoing operating results. In addition, these adjusted financial measures facilitate our internal comparisons to historical operating results and comparisons to competitors' operating results. We include these adjusted financial measures in our earnings announcement because we believe they are useful to investors in allowing for greater transparency related to supplemental information we use in our financial and operational analysis.

Investors are encouraged to review the reconciliations of adjusted financial measures used in this press release to their most directly comparable GAAP financial measures as provided with the financial statements attached to this press release.

* * * * * * * * * * * *

Bio-Techne Corporation (NASDAQ: TECH) is a global life sciences company providing innovative tools and bioactive reagents for the research and clinical diagnostic communities. Bio-Techne products assist scientific investigations into biological processes and the nature and progress of specific diseases. They aid in drug discovery efforts and provide the means for accurate clinical tests and diagnoses. With thousands of products in its portfolio, Bio-Techne generated approximately $358 million in net sales in fiscal 2014 and has over 1,300 employees worldwide. For more information on Bio-Techne and its brands, please visit www.bio-techne.com.

Contact:	Jim Hippel, Chief Financial Officer
(612) 379-8854

BIO-TECHNE CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	QUARTER ENDED		SIX MONTHS ENDED
	12/31/14	12/31/13	12/31/14	12/31/13
Net sales	$111,948	$84,017	$220,425	$169,685
Cost of sales	36,205	25,424	71,616	49,978
Gross margin	75,743	58,593	148,809	119,707
Operating expenses:
Selling, general and administrative	31,137	14,926	59,838	28,947
Research and development	10,026	7,923	19,175	15,625
Total operating expenses	41,163	22,849	79,013	44,572
Operating income	34,580	35,744	69,796	75,135
Other (expense) income	7,983	474	7,365	737
Earnings before income taxes	42,563	36,218	77,161	75,872
Income taxes	9,354	11,163	20,045	23,389
Net earnings	$33,209	$25,055	$57,116	$52,483
Earnings per share:
Basic	$0.90	$0.68	$1.54	$1.42
Diluted	$0.89	$0.68	$1.54	$1.42
Weighted average common shares outstanding:
Basic	37,085	36,882	37,048	36,862
Diluted	37,211	37,015	37,181	36,968

BIO-TECHNE CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

(Unaudited)

	12/31/14	6/30/14
ASSETS
Cash and equivalents	$92,968	$318,568
Short-term available-for-sale investments	46,970	44,786
Trade accounts receivable	57,214	47,874
Inventory	52,815	38,847
Deferred income taxes	13,090	9,623
Income taxes receivable	4,182	0
Other current assets	6,291	9,715
Current assets	273,530	469,413

Available-for-sale investments	4,085	3,575
Property and equipment, net	124,776	117,120
Goodwill and intangible assets, net	714,906	260,249
Other non-current assets	1,701	12,134
Total assets	$1,118,998	$862,491

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$31,486	$19,946
Income taxes payable	4,001	496
Related party note payable – current	5,982	5,949
Deferred revenue – current	2,811	0
Current liabilities	44,280	26,391

Long-term debt obligations	186,037	6,997
Deferred taxes	66,103	33,838
Other long-term liabilities	1,896	0
Stockholders’ equity	820,682	795,265
Total liabilities and stockholders’ equity	$1,118,998	$862,491

BIO-TECHNE CORPORATION

RECONCILIATION OF GROSS MARGIN PERCENTAGES

(Unaudited)

	QUARTER ENDED		SIX MONTHS ENDED
	12/31/14	12/31/13	12/31/14	12/31/13
Gross margin percentage	67.7%	69.7%	67.5%	70.5%
Identified adjustments:
Costs recognized upon sale of acquired inventory	1.1%	1.7%	2.0%	1.9%
Amortization of intangibles	2.2%	1.3%	2.0%	1.2%
Gross margin percentage - adjusted	71.0%	72.7%	71.5%	73.6%

BIO-TECHNE CORPORATION

RECONCILIATION of SELLING, GENERAL and ADMINISTRATIVE EXPENSES

(In thousands)

(Unaudited)

	QUARTER ENDED		SIX MONTHS ENDED
	12/31/14	12/31/13	12/31/14	12/31/13
Selling, general and administrative expenses	$31,137	$14,926	$59,838	$28,947
Identified adjustments:
Acquired company expense, excluding intangible amortization	(10,780)	0	(19,787)	0
Acquisition related expenses	(1,201)	0	(3,571)	(532)
Amortization of intangibles	(4,360)	(1,528)	(8,086)	(2,783)
Selling, general and administrative expenses - adjusted	$14,796	$13,398	$28,394	$25,632

BIO-TECHNE CORPORATION

RECONCILIATION of NET EARNINGS and EARNINGS per SHARE

(In thousands, except per share data)

(Unaudited)

	QUARTER ENDED		SIX MONTHS ENDED
	12/31/14	12/31/13	12/31/14	12/31/13
Net earnings	$33,209	$25,055	$57,116	$52,483
Identified adjustments:
Costs recognized upon sale of acquired inventory	1,188	1,404	4,355	3,135
Amortization of intangibles	6,858	2,587	12,586	4,775
Acquisition related expenses	1,201	0	3,571	532
Gain on investment	(8,300)	0	(8,300)	0
Tax impact of above adjustments	(2,901)	(1,210)	(6,337)	(2,383)
Tax impact of research and development credit	(910)	(246)	(910)	(476)
Net earnings - adjusted	$30,345	$27,590	$62,081	$58,066

Earnings per share - diluted – adjusted	$0.82	$0.75	$1.67	$1.57

BIO-TECHNE CORPORATION

SEGMENT REVENUE

(In thousands, except per share data)

(Unaudited)

	QUARTER ENDED		SIX MONTHS ENDED
	12/31/14	12/31/13	12/31/14	12/31/13
Biotechnology segment revenue	$77,951	$70,557	$159,419	$143,747
Clinical Controls segment revenue	13,698	13,460	27,793	25,938
Protein Platforms segment revenue	20,299	0	33,213	0
Consolidated revenue	$111,948	$84,017	$220,425	$169,685

BIO-TECHNE CORPORATION

SEGMENT OPERATING INCOME

(In thousands, except per share data)

(Unaudited)

	QUARTER ENDED		SIX MONTHS ENDED
	12/31/14	12/31/13	12/31/14	12/31/13
Biotechnology segment operating income	$39,210	$38,135	$81,230	$79,123
Clinical Controls segment operating income	3,818	3,686	8,353	7,705
Protein Platforms segment operating income	3,567	0	6,171	0
Segment operating income	46,595	41,821	95,754	86,828
Costs recognized upon sale of acquired inventory	(1,188)	(1,404)	(4,355)	(3,135)
Amortization of intangibles	(6,858)	(2,587)	(12,586)	(4,775)
Acquisition related expenses	(1,201)	(0)	(3,571)	(532)
Corporate general, selling and administrative expenses	(2,768)	(2,086)	(5,446)	(3,251)
Operating income	$34,580	$35,744	$69,796	$75,135